Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Mr. Ronald L. Frank
Executive Vice President
(716) 684-8060
rfrank@ene.com

Ecology and Environment, Inc. Announces Formal Changes to Corporate Leadership

Lancaster NY, August 22, 2013- Ecology and Environment, Inc. (E & E) (NASDAQ: EEI) has amended and re-aligned its management structure to enhance management performance and improve the Company's profitability.

As of July 31, its China subsidiary manager, Mr. Volker Neumaier, was terminated.

At a Special Board Meeting on August 21, 2013, Mr. Gerald Strobel, Executive Vice President, was appointed Chief Executive Officer of the Corporation.

Mr. Kevin Neumaier, President, will remain as President and will initially preside over domestic U.S.A operations at the CEO's direction.

The Corporate By-Laws will now recognize a Chairman of the Board position and Mr. Frank Silvestro, Executive Vice President, was selected to fill the position of Chairman.

Messrs. Strobel and Silvestro are two of the four founders of the Corporation. Mr. Gerhard Neumaier remains as a Director and will continue to pursue opportunities in the China market.

The Corporation will continue to slim its operations and reduce non-productive costs. It also expects some changes to management responsibilities in order to accommodate market realities and to further develop a succession plan.

Ecology and Environment, Inc. has completed more than 50,000 projects for a variety of clients in 122 countries, providing environmental solutions in nearly every ecosystem on the planet. The Company is listed on NASDAQ under the symbol EEI and is located on the web at www.ene.com

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